EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.0 Million, or $0.26 per Diluted Share, in the Second Quarter of 2023; Increases Quarterly Cash Dividend to $0.14 Per Share

HELENA, Mont., July 25, 2023 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $2.0 million, or $0.26 per diluted share, in the second quarter of 2023, compared to $3.2 million, or $0.42 per diluted share, in the preceding quarter, and $1.8 million, or $0.24 per diluted share, in the second quarter of 2022. In the first six months of 2023, net income was $5.3 million, or $0.67 per diluted share, compared to $4.0 million, or $0.57 per diluted share, in the first six months of 2022.

Eagle’s board of directors increased its quarterly cash dividend to $0.14 per share on July 20, 2023. The dividend will be payable September 1, 2023 to shareholders of record August 11, 2023. The current dividend represents an annualized yield of 4.34% based on recent market prices.

“Eagle’s second quarter operating results were fueled by improved revenue generation compared to the prior quarter and loan growth,” said Laura F. Clark, President and CEO. “Total loans increased $170.5 million, or 13.6%, over the last 12 months, while growing $44.1 million, or 3.2%, during the second quarter. We were surprised by loan demand during the second quarter, and remain positive about the opportunities in our markets, as loan pipelines and overall business activity remain solid. Additionally, our acquisition of First Community Bancorp, Inc., and its subsidiary, First Community Bank (“First Community”), which was completed during the second quarter of 2022, is contributing positively to operating results. The transaction was valued at $38.6 million and added approximately $370 million in assets, $321 million in deposits and $191 million in loans. While our outlook for the second half of 2023 remains uncertain as the full effect of the higher interest rate environment continues to impact funding costs and our net interest margin, we are encouraged by customer loan demand and are well positioned for stable growth throughout the remainder of the year.”

On January 1, 2023, Eagle implemented the Current Expected Credit Losses (“CECL”) standard. The adoption resulted in a $700,000 increase to the allowance for credit losses, a $1.5 million increase to the allowance for unfunded loan commitments, and a net-of-tax cumulative effect adjustment of $1.6 million which decreased the beginning balance of retained earnings.

Second Quarter 2023 Highlights (at or for the three-month period ended June 30, 2023, except where noted):

  Net income was $2.0 million, or $0.26 per diluted share, in the second quarter of 2023, compared to $3.2 million, or $0.42 per diluted share, in the preceding quarter, and $1.8 million, or $0.24 per diluted share, in the second quarter a year ago.
  Net interest margin (“NIM”) was 3.47% in the second quarter of 2023, compared to 3.86% in the preceding quarter, and 4.09% in the second quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) increased 1.7% to $21.5 million in the second quarter of 2023, compared to $21.1 million in the preceding quarter and decreased 7.9% compared to $23.3 million in the second quarter a year ago.
  The Company recorded a discount on loans acquired from First Community of $5.4 million at April 30, 2022 of which $3.5 million remained as of June 30, 2023.
  The remaining discount on loans from acquisitions prior to 2022 totaled $640,000 as of June 30, 2023.
  The accretion of the loan purchase discount into loan interest income from acquisitions, was $309,000 in the second quarter of 2023, compared to accretion on purchased loans from acquisitions of $354,000 in the preceding quarter.
  The allowance for credit losses represented 1.09% of portfolio loans and 156.3% of nonperforming loans at June 30, 2023. The allowance for loan losses represented 1.07% and 233.3% of nonperforming loans at June 30, 2022.
  Total loans increased 13.6% to $1.42 billion, at June 30, 2023, compared to $1.25 billion a year earlier, and increased 3.2% compared to $1.38 billion at March 31, 2023.
  Total deposits decreased 4.4% to $1.58 billion at June 30, 2023, from $1.65 billion a year ago, and decreased 1.8% compared to $1.61 billion at March 31, 2023.
  Available borrowing capacity was approximately $315.6 million:
	June 30, 2023
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$191,260	$198,600
Federal Reserve Bank discount window	-	32,000
Correspondent bank lines of credit	-	85,000
Total	$191,260	$315,600

  The Company paid a quarterly cash dividend in the second quarter of $0.1375 per share on June 2, 2023 to shareholders of record May 12, 2023.

Balance Sheet Results
Eagle’s total assets increased 6.5% to $2.02 billion at June 30, 2023, compared to $1.90 billion a year ago, and increased 2.0% from $1.98 billion three months earlier. “Surpassing $2 billion in total assets is a significant achievement for us, affirming our strength and growth of our Company. We credit this milestone to both organic growth and our acquisition strategy, and it wouldn’t have been possible without our highly talented team of dedicated bankers,” said Clark.

The investment securities portfolio totaled $326.0 million at June 30, 2023, compared to $384.0 million a year ago, and $349.4 million at March 31, 2023.

Eagle originated $101.9 million in new residential mortgages during the quarter and sold $84.8 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.25%. This production compares to residential mortgage originations of $69.6 million in the preceding quarter with sales of $62.4 million and an average gross margin on sale of mortgage loans of approximately 3.53%.

Total loans increased $170.5 million or 13.6% compared to a year ago, and $44.1 million or 3.2% from three months earlier. Commercial real estate loans increased 18.8% to $577.7 million at June 30, 2023, compared to $486.2 million a year earlier. Agricultural and farmland loans increased 13.9% to $262.8 million at June 30, 2023, compared to $230.8 million a year earlier. Commercial construction and development loans increased 19.6% to $158.5 million, compared to $132.6 million a year ago. Residential mortgage loans increased modestly to $133.4 million, compared to $132.4 million a year earlier. Commercial loans increased modestly to $129.1 million, compared to $128.5 million a year ago. Home equity loans increased 28.6% to $80.3 million, residential construction loans decreased 8.1% to $49.5 million, and consumer loans increased 16.6% to $30.1 million, compared to a year ago.

“Total deposits declined $29.2 million on the linked quarter, as competition in our markets is increasing and deposit pricing pressures persist. Although total interest-bearing deposits have not fluctuated as widely as noninterest-bearing deposits, we experienced a significant shift in the mix of interest-bearing deposits, which is driving up the overall cost of funds. Despite the noted quarterly deposit contraction, we were encouraged to see deposit balances stabilize near the end of the second quarter and have not seen fallout in our overall customer base,” said Miranda Spaulding, CFO.

Total deposits decreased 4.4% to $1.58 billion at June 30, 2023, compared to $1.65 billion at June 30, 2022, and decreased slightly by 1.8% from $1.61 billion at March 31, 2023. Noninterest-bearing checking accounts represented 27.4%, interest-bearing checking accounts represented 14.2%, savings accounts represented 15.5%, money market accounts comprised 20.3% and time certificates of deposit made up 22.5% of the total deposit portfolio at June 30, 2023. The average cost of deposits was 1.05% in the second quarter of 2023, compared to 0.62% in the preceding quarter and 0.11% in the second quarter of 2022. The estimated amount of uninsured deposits at June 30, 2023 was $265.28 million, or 17% of total deposits, compared to $292.05 million, or 18% of total deposits, at March 31, 2023.

Shareholders’ equity was $162.7 million at June 30, 2023, compared to $162.8 million a year earlier and $163.0 million three months earlier. Book value per share was $20.37 at June 30, 2023, compared to $20.13 a year earlier and $20.36 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $15.19 at June 30, 2023, compared to $14.82 a year earlier and $15.14 three months earlier.

Operating Results

“Higher funding costs outpaced asset yields during the quarter, resulting in a 39 basis-point reduction in NIM during the second quarter, compared to the preceding quarter,” said Clark. “We anticipate funding costs starting to stabilize over the next few quarters.”

Eagle’s NIM was 3.47% in the second quarter of 2023, compared to 3.86% in the preceding quarter, and 4.09% in the second quarter a year ago. The interest accretion on acquired loans totaled $309,000 and resulted in a seven basis-point increase in the NIM during the second quarter of 2023, compared to $354,000 and an eight basis-point increase in the NIM during the preceding quarter. Funding costs for the second quarter increased to 2.06% compared to 1.33% in the first quarter of 2023 and 0.39% in the second quarter of 2022. Average yields on interest earning assets for the second quarter increased to 5.06% from 4.87% in the first quarter of 2023 and 4.37% in the second quarter a year ago. For the first six months of 2023, the NIM was 3.66% compared to 3.89% for the first six months of 2022.

Second quarter revenues increased 1.7% to $21.5 million, compared to $21.1 million in the preceding quarter and decreased 7.9% compared to $23.3 million in the second quarter a year ago. In the first six months of 2023, revenues were $42.6 million, compared to $43.4 million in the first six months of 2022. The decrease compared to the first six months a year ago was largely due to lower volumes in mortgage banking activity.

Eagle’s net interest income, before the provision for credit losses, decreased 7.1% to $15.3 million in the second quarter, compared to $16.4 million in the first quarter of 2023, and decreased 4.4% compared to $16.0 million in the second quarter of 2022. Year-to-date, net interest income increased 14.0% to $31.7 million, compared to $27.8 million in the same period one year earlier.

Total noninterest income increased 32.8% to $6.2 million in the second quarter of 2023, compared to $4.7 million in the preceding quarter, and decreased 15.5% compared to $7.3 million in the second quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $3.9 million in the second quarter of 2023, compared to $3.1 million in the preceding quarter and $5.5 million in the second quarter a year ago. In the first six months of 2023, noninterest income decreased 30.4% to $10.9 million, compared to $15.6 million in the first six months of 2022. Net mortgage banking revenue decreased 41.1% to $6.9 million in the first six months of 2023, compared to $11.7 million in the first six months of 2022. These decreases were driven by a decline in net gain on sale of mortgage loans.

Second quarter noninterest expense increased 13.7% to $18.8 million, compared to $16.5 million in the preceding quarter and decreased 6.3% compared to $20.0 million in the second quarter a year ago. In the first six months of 2023, noninterest expense decreased 4.5% to $35.3 million, compared to $37.0 million in the first six months of 2022. The decrease year-over-year was largely due to acquisition costs in the first six months of 2022.

For the second quarter of 2023, the income tax provision totaled $344,000, for an effective tax rate of 14.6%, compared to $1.0 million for an effective tax rate of 24.4% in the preceding quarter, and $634,000, for an effective tax rate of 26.4% in the second quarter of 2022. The year-to-date effective tax rate was 20.9% for 2023 compared to 25.0% for the same period in 2022. The anticipated effective tax rate for 2023 is lower due to the increase in proportion of tax exempt income compared to the pretax earnings.

Credit Quality

Beginning January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326), which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the CECL model. Utilizing CECL may have an impact on our allowance for credit losses going forward and may result in a lack of comparability between 2023 and 2022 quarterly periods.

The provision for credit losses was $319,000 in the second quarter of 2023, compared to $279,000 in the preceding quarter and $858,000 in the second quarter a year ago. The allowance for credit losses represented 156.3% of nonperforming loans at June 30, 2023, compared to 210.6% three months earlier and 233.3% a year earlier. Nonperforming loans were $10.0 million at June 30, 2023, $7.1 million at March 31, 2023, and $5.7 million a year earlier.

Eagle had no other real estate owned and other repossessed assets on its books at June 30, 2023, or at March 31, 2023. This compared to $345,000 at June 30, 2022.

Net loan recoveries totaled $151,000 in the second quarter of 2023, compared to net loan recoveries of $21,000 in the preceding quarter and net loan charge-offs of $233,000 in the second quarter a year ago. The allowance for credit losses was $15.6 million, or 1.09% of total loans, at June 30, 2023, compared to $15.0 million, or 1.09% of total loans, at March 31, 2023, and $13.3 million, or 1.07% of total loans, a year ago.

Capital Management
The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) decreased to 6.12% at June 30, 2023 from 6.45% a year ago and 6.25% three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale. These unrealized losses are primarily a result of rapid increases in interest rates. As of June 30, 2023, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.77% as of June 30, 2023.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 31 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of adverse developments affecting the U.S. banking industry, including bank failures and liquidity concerns, which could cause continued or worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and related taxes and 5) return on average assets, excluding acquisition costs and related taxes. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	June 30,	March 31,	June 30,
	2023	2023	2022

Assets:
Cash and due from banks	$21,878	$18,087	$18,821
Interest bearing deposits in banks	1,116	1,348	17,608
Federal funds sold	-	-	9,606
Total cash and cash equivalents	22,994	19,435	46,035
Securities available-for-sale	325,964	349,423	384,041
Federal Home Loan Bank ("FHLB") stock	10,099	7,360	2,337
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,206
Mortgage loans held-for-sale, at fair value	22,381	9,927	16,947
Loans:
Real estate loans:
Residential 1-4 family	133,437	135,615	132,360
Residential 1-4 family construction	49,516	61,190	53,869
Commercial real estate	577,736	544,618	486,197
Commercial construction and development	158,519	165,912	132,585
Farmland	139,290	138,910	124,544
Other loans:
Home equity	80,333	78,321	62,445
Consumer	30,065	28,996	25,775
Commercial	129,084	131,252	128,467
Agricultural	123,503	92,609	106,274
Unearned loan fees (1)	-	-	(1,564)
Total loans	1,421,483	1,377,423	1,250,952
Allowance for credit losses (2)	(15,560)	(15,000)	(13,325)
Net loans	1,405,923	1,362,423	1,237,627
Accrued interest and dividends receivable	11,194	10,427	9,504
Mortgage servicing rights, net	15,501	15,875	14,809
Assets held-for-sale, at fair value	323	1,305	2,041
Premises and equipment, net	88,760	86,614	76,581
Cash surrender value of life insurance, net	47,520	47,985	45,563
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	6,648	7,043	8,226
Other assets	27,101	26,048	17,815
Total assets	$2,023,279	$1,982,736	$1,900,472

Liabilities:
Deposit accounts:
Noninterest bearing	432,463	460,195	498,834
Interest bearing	1,145,904	1,147,343	1,152,999
Total deposits	1,578,367	1,607,538	1,651,833
Accrued expenses and other liabilities	32,002	30,765	22,332
FHLB advances and other borrowings	191,260	122,530	4,500
Other long-term debt, net	58,925	58,887	59,017
Total liabilities	1,860,554	1,819,720	1,737,682

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 7,988,132, 8,006,033 and 8,086,407
shares outstanding at June 30, 2023, March 31, 2023 and
June 30, 2022, respectively	85	85	85
Additional paid-in capital	109,345	109,265	109,410
Unallocated common stock held by Employee Stock Ownership Plan	(4,870)	(5,013)	(5,443)
Treasury stock, at cost (519,297, 501,396 and 421,022 shares at
June 30, 2023, March 31, 2023 and June 30, 2022, respectively)	(11,574)	(11,343)	(9,691)
Retained earnings	93,462	92,547	87,510
Accumulated other comprehensive loss, net of tax	(23,723)	(22,525)	(19,081)
Total shareholders' equity	162,725	163,016	162,790
Total liabilities and shareholders' equity	$2,023,279	$1,982,736	$1,900,472

(1) Unearned loan fees are included in individual loan categories for June 30, 2023 and March 31, 2023.
(2) Allowance for credit losses on loans at June 30, 2023 and March 31, 2023; allowance for loan losses for prior periods.

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$19,137	$17,737	$14,895	$36,874	$26,268
Securities available-for-sale	2,949	2,843	2,011	5,792	3,308
FRB and FHLB dividends	161	107	38	268	97
Other interest income	25	21	108	46	147
Total interest and dividend income	22,272	20,708	17,052	42,980	29,820
Interest expense:
Interest expense on deposits	4,155	2,460	422	6,615	734
FHLB advances and other borrowings	2,179	1,142	15	3,321	21
Other long-term debt	674	678	648	1,352	1,253
Total interest expense	7,008	4,280	1,085	11,288	2,008
Net interest income	15,264	16,428	15,967	31,692	27,812
Provision for credit losses (1)	319	279	858	598	1,137
Net interest income after provision for credit losses	14,945	16,149	15,109	31,094	26,675

Noninterest income:
Service charges on deposit accounts	527	339	394	866	725
Mortgage banking, net	3,864	3,050	5,491	6,914	11,736
Interchange and ATM fees	641	577	621	1,218	1,074
Appreciation in cash surrender value of life insurance	503	280	250	783	457
Net gain (loss) on sale of available-for-sale securities	2	(224)	(6)	(222)	(6)
Net gain on sale/disposal of premises and equipment	70	13	-	83	-
Other noninterest income	597	636	592	1,233	1,649
Total noninterest income	6,204	4,671	7,342	10,875	15,635

Noninterest expense:
Salaries and employee benefits	11,084	9,693	11,431	20,777	21,812
Occupancy and equipment expense	2,071	2,073	1,817	4,144	3,495
Data processing	1,572	1,212	1,413	2,784	2,664
Advertising	309	281	303	590	588
Amortization	397	418	440	815	562
Loan costs	464	445	587	909	1,133
FDIC insurance premiums	393	168	144	561	237
Professional and examination fees	592	484	356	1,076	678
Acquisition costs	-	-	1,876	-	2,193
Other noninterest expense	1,908	1,759	1,679	3,667	3,632
Total noninterest expense	18,790	16,533	20,046	35,323	36,994

Income before provision for income taxes	2,359	4,287	2,405	6,646	5,316
Provision for income taxes	344	1,045	634	1,389	1,329
Net income	$2,015	$3,242	$1,771	$5,257	$3,987

Basic earnings per share	$0.26	$0.42	$0.24	$0.67	$0.57
Diluted earnings per share	$0.26	$0.42	$0.24	$0.67	$0.57

Basic weighted average shares outstanding	7,789,559	7,790,188	7,410,796	7,789,872	6,960,963

Diluted weighted average shares outstanding	7,793,410	7,792,467	7,422,022	7,792,937	6,973,233

(1) Provision for credit losses on loans for the quarter ended June 30, 2023 and March 31, 2023; provision for loan losses for prior periods.

ADDITIONAL FINANCIAL INFORMATION	(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,757	$2,203	$5,219
Net change in fair value of loans held-for-sale and derivatives	324	(19)	(419)
Mortgage servicing income, net	783	866	691
Mortgage banking, net	$3,864	$3,050	$5,491

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$4,960		$11,452
Net change in fair value of loans held-for-sale and derivatives	305		(954)
Mortgage servicing income, net	1,649		1,238
Mortgage banking, net	$6,914		$11,736

Performance Ratios (For the quarter):
Return on average assets	0.40%	0.67%	0.40%
Return on average equity	4.99%	7.99%	4.71%
Yield on average interest earning assets	5.06%	4.87%	4.37%
Cost of funds	2.06%	1.33%	0.39%
Net interest margin	3.47%	3.86%	4.09%
Core efficiency ratio*	85.68%	76.38%	76.07%

Performance Ratios (Year-to-date):
Return on average assets	0.53%		0.49%
Return on average equity	6.47%		5.25%
Yield on average interest earning assets	4.96%		4.17%
Cost of funds	1.71%		0.39%
Net interest margin	3.66%		3.89%
Core efficiency ratio*	81.07%		78.81%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31	June 30
	2023	2023	2022

Nonaccrual loans	$9,561	$5,882	$2,458
Loans 90 days past due and still accruing	369	1,241	2,142
Restructured loans, net	-	-	1,112
Total nonperforming loans	9,930	7,123	5,712
Other real estate owned and other repossessed assets	-	-	345
Total nonperforming assets	$9,930	$7,123	$6,057

Nonperforming loans / portfolio loans	0.70%	0.52%	0.46%
Nonperforming assets / assets	0.49%	0.36%	0.32%
Allowance for credit losses / portfolio loans	1.09%	1.09%	1.07%
Allowance for credit losses/ nonperforming loans	156.70%	210.59%	233.28%
Gross loan charge-offs for the quarter	$55	$1	$247
Gross loan recoveries for the quarter	$206	$22	$14
Net loan (recoveries) charge-offs for the quarter	$(151)	$(21)	$233

	June 30,	March 31,	June 30,
	2023	2023	2022
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$20.37	$20.36	$20.13
Tangible book value per share**	$15.19	$15.14	$14.82
Shares outstanding	7,988,132	8,006,033	8,086,407
Tangible common equity to tangible assets***	6.12%	6.25%	6.45%

Other Information:
Average investment securities for the quarter	$343,634	$345,033	$347,168
Average investment securities year-to-date	$344,330	$345,033	$310,273
Average loans for the quarter ****	$1,407,316	$1,366,766	$1,157,839
Average loans year-to-date ****	$1,387,153	$1,366,766	$1,066,515
Average earning assets for the quarter	$1,766,706	$1,724,802	$1,564,050
Average earning assets year-to-date	$1,745,870	$1,724,802	$1,442,703
Average total assets for the quarter	$1,998,957	$1,947,091	$1,752,916
Average total assets year-to-date	$1,973,750	$1,947,091	$1,614,746
Average deposits for the quarter	$1,580,343	$1,605,566	$1,507,765
Average deposits year-to-date	$1,592,879	$1,605,566	$1,373,270
Average equity for the quarter	$161,534	$162,278	$150,419
Average equity year-to-date	$162,493	$162,278	$151,841

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Calculation of Core Efficiency Ratio:
Noninterest expense	$18,790	$16,533	$20,046	$35,323	$36,994
Acquisition costs	-	-	(1,876)	-	(2,193)
Intangible asset amortization	(397)	(418)	(440)	(815)	(562)
Core efficiency ratio numerator	18,393	16,115	17,730	34,508	34,239

Net interest income	15,264	16,428	15,967	31,692	27,812
Noninterest income	6,204	4,671	7,342	10,875	15,635
Core efficiency ratio denominator	21,468	21,099	23,309	42,567	43,447

Core efficiency ratio (non-GAAP)	85.68%	76.38%	76.07%	81.07%	78.81%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2023	2023	2022
Tangible Book Value:
Shareholders' equity	$162,725	$163,016	$162,790
Goodwill and core deposit intangible, net	(41,388)	(41,783)	(42,966)
Tangible common shareholders' equity (non-GAAP)	$121,337	$121,233	$119,824

Common shares outstanding at end of period	7,988,132	8,006,033	8,086,407

Common shareholders' equity (book value) per share (GAAP)	$20.37	$20.36	$20.13

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$15.19	$15.14	$14.82

Tangible Assets:
Total assets	$2,023,279	$1,982,736	$1,900,472
Goodwill and core deposit intangible, net	(41,388)	(41,783)	(42,966)
Tangible assets (non-GAAP)	$1,981,891	$1,940,953	$1,857,506

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.12%	6.25%	6.45%

Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022

Net interest income after provision for credit losses	$14,945	$16,149	$15,109	$31,094	$26,675
Noninterest income	6,204	4,671	7,342	10,875	15,635

Noninterest expense	18,790	16,533	20,046	35,323	36,994
Acquisition costs	-	-	(1,876)	-	(2,193)
Noninterest expense, excluding acquisition costs (non-GAAP)	18,790	16,533	18,170	35,323	34,801

Income before income taxes, excluding acquisition costs	2,359	4,287	4,281	6,646	7,509
Provision for income taxes, excluding acquisition costs
related taxes (non-GAAP)	344	1,045	1,129	1,389	1,877
Net Income, excluding acquisition costs and related taxes (non-GAAP)	$2,015	$3,242	$3,152	$5,257	$5,632

Diluted earnings per share (GAAP)	$0.26	$0.42	$0.24	$0.67	$0.57
Diluted earnings per share, excluding acquisition costs and related
taxes (non-GAAP)	$0.26	$0.42	$0.42	$0.67	$0.81

Return on Average Assets, Excluding Acquisition Costs and Related Taxes	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	June 30,
	2023	2023	2022
For the quarter:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$2,015	$3,242	$3,152
Average total assets quarter-to-date	$1,998,957	$1,947,091	$1,752,916
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.40%	0.67%	0.72%

Year-to-date:
Net income, excluding acquisition costs and related taxes (non-GAAP)*	$5,257	$3,242	$5,632
Average total assets year-to-date	$1,973,750	$1,947,091	$1,614,746
Return on average assets, excluding acquisition costs and related taxes (non-GAAP)	0.53%	0.67%	0.70%

* See Earnings Per Diluted Share, Excluding Acquisition Costs and Related Taxes table for GAAP to non-GAAP reconciliation.

Contacts:	Laura F. Clark, President and CEO
(406) 457-4007
Miranda J. Spaulding, SVP and CFO
(406) 441-5010